Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES. ANY TRANSFEREE OF THIS SECURED CONVERTIBLE PROMISSORY NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS SECURED ORIGINAL ISSUE DISCOUNT CONVERTIBLE PROMISSORY NOTE. THE PRINCIPAL AMOUNT REPRESENTED BY THIS SECURED ORIGINAL ISSUE DISCOUNT CONVERTIBLE PROMISSORY NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF.

SpringBig Holdings, Inc.
Senior Secured Original Issue Discount Convertible Promissory Note

Original Issuance Date: June 14, 2022	Principal: $11,000,000
Maturity Date: June 14, 2024	Loan Amount: $10,000,000

FOR VALUE RECEIVED, SpringBig Holdings, Inc., a Delaware corporation (the “Maker” or the “Company”), hereby promises to pay to the holder identified on the signature page hereto, or registered assigns (the “Holder”) the principal sum of $11,000,000 (the “Principal”) pursuant to the terms of this Senior Secured Original Issue Discount Convertible Promissory Note (this “Note”).  In exchange for delivery of the Note on the Original Issuance Date referred to above, the Holder shall lend the Maker $10,000,000 in United States dollars net of original issuance discount of $1,000,000. The Holder shall pay the Maker $10,000,000 on the Original Issuance Date.

The Maturity Date of this Note shall be 24 months from the Original Issuance Date of this Note which is specified above, unless the Holder has given notice to the Maker that it elects to accelerate the Maturity Date to the extent explicitly permitted by this Note (the “Maturity Date”). The Maturity Date is the date upon which the Principal, accrued Interest and other amounts shall be due and payable unless prepaid earlier or converted.  This Note may not be repaid in whole or in part except as otherwise explicitly set forth herein.

This Note is secured by a first lien security interest as evidenced by and to the extent set forth in that certain Security Agreement by and among the Maker, its subsidiary, SpringBig, Inc. a Delaware corporation (the “Guarantor”) and the Holder dated as of the Original Issuance Date (the “Security Agreement”).

All payments under or pursuant to this Note shall be made in United States dollars in immediately available funds to the Holder at the address of the Holder set forth in the Purchase Agreement (as hereinafter defined) or at such other place as the Holder may designate from time- to-time in writing to the Maker or by wire transfer of funds to the Holder’s account designated in writing by the Holder to the Maker.

1.1         Purchase Agreement; Subsidiary Guarantee.  This Note has been executed and delivered pursuant to, and is one of the Notes issued pursuant to, the Securities Purchase Agreement, dated as of the Original issuance Date (as the same may be amended from time to time, the “Purchase Agreement”), by and among the Maker, the other “Investors” (as such term is defined in the Purchase Agreement) and the Holder.  Capitalized words and terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement. The full amount of this Note and all the cash payment obligations of the Company under the Transaction Documents shall be guaranteed in full by the Guarantor pursuant to a Guarantee in the form attached as an exhibit to the Purchase Agreement.

1.2          Interest.

(a)          Interest on this Note shall commence accruing on the Original Issuance Date at 6% per annum (the “Interest”) calculated based on the outstanding Principal amount of this Note, shall be computed on the basis of a 360-day year assuming a 30-day month (i.e. 30/360 basis) and shall be payable by the Company to the Holder in cash except as specifically provided in this Note. Interest shall be payable quarterly in arrears (each such date the interest payment is due, an “Interest Payment Date”).

(b)          Beginning upon the occurrence of an Event of Default which has not been cured within the time specified in Section 2.2(a), and which occurs following the earlier of (i) the effective date of the Resale Registration Statement or (ii) twelve months after the Original Issuance Date, the Holder may elect to receive payments of Interest in shares of Common Stock determined by dividing the Interest due by the lower of (x) the Conversion Price or (y) a 7% discount to the lowest Selected VWAP over the 10 Trading Days immediately preceding the applicable Payment Date.  The Holder shall deliver notice to the Maker of its election to receive Interest in Common Stock at any time prior to the Interest Payment Date.

(c)          From and after the occurrence and during the continuance of any Event of Default, the Interest rate shall automatically be increased to 14% per annum or the highest amount permitted by law, shall compound monthly, and shall be due and payable on the first Trading Day of each calendar month during the continuance of such Event of Default (a “Default Interest Payment Date”). In the event that such Event of Default is subsequently cured (and no other Event of Default then exists (including, without limitation, for the Company’s failure to pay such Interest at the Default rate on the applicable Default Interest Payment Date), the adjustment referred to in the preceding sentence shall cease to be effective as of the day immediately following the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

1.3          Principal Amortization Payments.

(a)         Commencing on the first business day of the month that begins six months after the Original Issuance Date or earlier with mutual written consent of the Maker and the Holder, the Maker shall pay to the Holder the Principal amount hereunder in equal monthly installments (each a “Monthly Payment”) on such date and on the same day each month thereafter (each, a “Payment Date”) until the Principal has been paid in full prior to or on the Maturity Date or, if earlier, upon acceleration, conversion or prepayment of this Note in accordance with its terms.

(b)          The Maker and the Holder agree that all payments made under this Note, including the provisions of this Section 1.3, shall be subject in all cases to the terms of the Purchase Agreement, including, without limitation, Section 2.4 thereof.

(c)          At the option of the Maker, the Monthly Payments shall be made in cash or in shares of Common Stock of the Maker. The Maker may only elect to make a Monthly Payment in Common Stock if the Holder either receives free trading shares or shares that can be immediately resold pursuant to Rule 144(i) under the Securities Act and all Equity Conditions have been satisfied, unless the Holder in its sole discretion elects to waive this requirement for a specific Monthly Payment. In connection with any Monthly Payment made in shares of Common Stock, the number of shares to be delivered shall be determined by dividing the Monthly Payment Amount by the lower of (i) the Conversion Price or (ii) the Amortization Conversion Price (“Monthly Conversion Price”).

In order to elect to pay a Monthly Payment in Common Stock, the Maker must give the Holder written notice no later than seven Trading Days before the applicable Payment Date, which notice shall be irrevocable (the “Monthly Payment Notice”).  The Holder may convert pursuant to Section 3 any Principal amount of this Note subject to a Monthly Payment at any time prior to the date that the Monthly Payment, plus accrued but unpaid Interest, and any other amounts then owing to the Holder are due and paid in full. Unless otherwise indicated by the Holder in the applicable  Conversion Notice, any Principal of this Note converted during the applicable Monthly Conversion Period until the date the Monthly Payment is paid in full shall be first applied to the Principal  subject to the Monthly Payment payable in cash and then to the Monthly Payment payable in Conversion Shares. The Maker covenants and agrees that it will honor all Conversion Notices tendered up until the amounts due hereunder are paid in full. The Maker’s determination to pay a Monthly Payment in cash, Conversion  Shares or a combination thereof shall be applied ratably to all of the holders of the then outstanding Notes based on their (or their predecessors) initial purchases of Notes pursuant to the Purchase Agreement.

Notwithstanding anything to the contrary contained herein, upon three  Trading Days’ notice to the Maker (the date of such notice, the “Monthly Payment Adjustment Notice Date”), and with the prior consent of the Maker the Holder may elect at its sole option, to defer or accelerate up to four  Monthly Payments or any portion of a Monthly Payment, to any future Trading Day In the event that the Holder elects to defer or accelerate any such Monthly Payments, to the extent applicable, the procedures set forth in this Section 1.3 shall continue to apply to the Maker. The Holder’s right to accelerate under this Section 1.3(c) shall be subject to the prior written consent of the Maker in its sole discretion.

1.4         Prepayment.(a) Except for Monthly Payments as required by this Note, as otherwise provided elsewhere in this Note or as provided in Section 1.4(a) or (b), the Maker may not prepay any portion of the Principal.

(a)         If following the Original Issuance Date while  this Note is outstanding the Maker directly or indirectly receives proceeds from and closes any kind of financing including though the issuance of any equity or  Indebtedness or the exercise of Common Stock Equivalents (any, a “Security”), the Maker shall give written notice to the Holder within one Trading Day, and the Holder within five Trading Days may request a prepayment of Principal in an amount up to 25% of the Gross Proceeds received by the Maker; provided that this will not apply to proceeds of the Equity Line with CF Principal Investments LLC or its Affiliates.

(b)        Beginning five months after the Original Issuance Date, the Holder may give notice of prepayment to the Maker from proceeds received from Equity Line puts or the sale of Common Stock or other Securities issued by the Maker to CF Principal Investments LLC or its Affiliates, or another broker-dealer who is a party to an Equity Line (provided that the Holder consents to such other broker-dealer, which consent may be withheld in its sole discretion), net of any discount and other fees and expenses related to such Equity Line (such proceeds, “Gross Proceeds”) with the Maker as follows:

(1)          60% of the Gross Proceeds when the Principal of this Note is at least $11,000,000 million;

(2)          50% of the Gross Proceeds when the Principal of this Note is at least $5,000,000 million; and

(3)          25% of the Gross Proceeds when the Principal of this Note is less than $2,500,000 million.

Within two Trading Days after the completion of a calendar month in which the Maker received Gross Proceeds from an Equity Line transaction including sales of Securities referred to in this Section 1.4(b), the Maker shall give notice to the Holder of the amount of Gross Proceeds. Within seven Trading Days after the Holder receives such notice, it may give notice of its prepayment election to the Maker which shall then make the applicable prepayment within two Trading Days after receipt of notice from the Holder.

1.5          Delisting from a Trading Market.  If at any time the Common Stock ceases to be traded or cease to be listed on a Trading Market, (i) the Holder may deliver a demand for payment to the Company and if such a demand is delivered, the Company shall, within 30 Trading Days following receipt of the demand for payment from the Holder, pay all of the outstanding Principal  together with Interest and other amounts due Notwithstanding anything to the contrary contained herein, any payments made under this Note, including the provisions of this Section 1.5, shall be subject in all cases to the terms of the Purchase Agreement.

1.6         Payment on Non-Trading Days.  Whenever any payment to be made shall be due on a day which is not a Trading Day, such payment may be due on the next succeeding Trading Day.

1.7        Transfer.  Except to an Affiliate (as defined in the Purchase Agreement) of the Holder, this Note may not be transferred or sold, or pledged, hypothecated or otherwise granted as security by the Holder, without the prior written consent of the Company (not to be unreasonably withheld).

1.8          Replacement.  Upon receipt of a duly executed Affidavit of Loss and Indemnity Agreement in customary form from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

1.9          [Intentionally omitted.]

1.10       Status of Note.  The obligations of the Maker under this Note shall rank senior to all other existing Indebtedness and equity of the Company, other than the amounts owing to the other Investors under the other Notes in (the “Other Notes”), and the Additional Notes when issued, to the extent of the first lien security interest in the collateral per the Security Agreement. The obligations of the Maker under this Note shall rank pari passu with the amounts owing to the other Investors under the Other Notes and to the Holder and the Other Investors under the Additional Notes. Upon any Liquidation Event (as hereinafter defined), but subject in all cases to the Purchase Agreement, the Holder will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any Indebtedness of the Maker (other than the Other Notes) or any class of capital stock of the Maker, an amount equal to the outstanding Principal, Interest and any other sums due. For purposes of this Note, “Liquidation Event” means a liquidation pursuant to a filing of a petition for bankruptcy under applicable law or any other insolvency or debtor’s relief, an assignment for the benefit of creditors, or a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Maker.

ARTICLE 2

2.1        Events of Default.  An “Event of Default” under this Note shall mean the following (unless the Event of Default is waived in writing by the Holder):

(a)          Following a three  Trading Day opportunity to cure, any default in the payment of  the Principal, Interest or other sums due under this Note or the Additional Note when due (whether on the Maturity Date or by acceleration or otherwise);

(b)         Except as otherwise permitted in this Note, the Maker shall fail to observe or perform any other material covenant, condition or agreement contained in this Note or any Transaction Document, including, for the avoidance of doubt, the Maker issuing any Indebtedness or the imposition of a Lien upon any of the assets of the Maker or any subsidiary, except for Permitted Indebtedness or Permitted Liens or as otherwise expressly permitted under Article 4,  the entry into an Variable Rate Transaction except as otherwise expressly permitted under Article 4, or otherwise breaching its material obligations under the Registration Rights Agreement entered into by and among the Maker, the Holder and the other Investor(s) dated the Original Issuance Date including the required effective date of the Resale Registration Statements; provided that if the Resale Registration Statement is not declared effective by the required effective date due to factors outside the Maker’s control, including due to SEC delays, such failure to meet the required effective date shall not be considered an Event of Default under this Section 2.1;

(c)           the Maker or any of its Subsidiaries shall (A) default in any payment of any amount or amounts of principal of or interest (if any) on any Indebtedness (other than this Note), the aggregate principal amount of which Indebtedness is in excess of $600,000 or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity;

(d)          the Maker’s notice to the Holder, including by way of public announcement at any time of its inability to comply (including for any of the reasons described in Section 3.6(a) hereof) or its intention not to comply with proper requests for conversion of this Note into Common Stock;

(e)          at any time after the Resale Registration Statement is effective and subject to compliance with applicable law or if the Holder has sold shares of Common Stock pursuant to Rule 144, when available, but only to the extent of the number of shares sold, the failure of the Maker to instruct its transfer agent to remove any legends from the Common Stock and issue such unlegended certificates to the Holder within the Standard Settlement Period. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a Conversion Notice so long as the Holder has provided reasonable assurances to the Maker that such Common Stock will be sold pursuant to Rule 144, once it is available, or any other applicable exemption from registration under the Securities Act or if there is an effective Resale Registration Statement that may be used. For avoidance of doubt, as of the Original Issuance Date the Standard Settlement Period is two Trading Days;

(f)            the Maker shall fail to timely deliver the Common Stock as and when required in Section 3.2;

(g)           at any time the Maker shall fail to have the Required Minimum of Common Stock authorized, reserved and available for issuance to satisfy the potential conversion in full (disregarding for this purpose any and all limitations of any kind on such conversion) of this Note or upon exercise of the Warrants;

(h)          any representation or warranty made by the Maker or any of its Subsidiaries herein or in the Purchase Agreement, this Note, the Warrant or any other Transaction Document shall prove to have been false or incorrect or breached in a material respect on the date as of which made;

(i)           the Maker or any of its Subsidiaries shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets; (ii) make a general assignment for the benefit of its creditors; (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally; (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same; or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing;

(j)           a proceeding or case shall be commenced in respect of the Maker or any of its Subsidiaries, without its application or consent, in any court of competent jurisdiction, seeking: (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or any of its Subsidiaries; or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of 30 days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or any of its Subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker or any of its Subsidiaries and shall continue undismissed, or unstayed and in effect for a period of 30 days;

(k)         one or more final judgments or orders for the payment of money aggregating in excess of $600,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of the Company and/or any of its Subsidiaries, that is not dismissed or stayed within 10 days;

(l)           the Maker’s Common Stock ceases to be listed on the Trading Market or, after the 12 month anniversary of the Original  Issuance Date, any Common Stock including Conversion Shares may not be immediately resold under Rule 144 without restriction on the number of shares to be sold or manner of sale, unless such Common Stock has been registered for resale under the Securities Act and may be sold without restriction;

(m)        the Maker consummates a “going private” transaction and as a result its Common Stock is no longer registered under Sections 12(b) of the Exchange Act;

(n)           there shall be any SEC stop order with respect to the Resale Registration Statement, trading suspension by the SEC or the Trading Market of the Common Stock, or any restriction in place with the transfer agent for the Common Stock restricting the trading of such Common Stock;

(o)          the Company replaces its transfer agent, and the Company fails to provide prior to the effective date of such replacement, a fully executed irrevocable transfer agent instructions (including but not limited to the provision to irrevocably reserve the Required Minimum) signed by the successor transfer agent and the Company;

(p)          the Company or a Subsidiary enters into a Variable Rate Transaction or a similar transaction without the prior written consent of the Holder except as permitted by this Note; or

(q)         the Company organizes a new Subsidiary and the Company fails to pledge the equity interests within 10 Trading Days of such organization or fails to cause the new Subsidiary to guarantee the Note and become a party to the Security Agreement and the Pledge Agreement (including the delivery of the pledged securities) within such period.

2.2          Remedies Upon an Event of Default.

(a)          Upon the occurrence of any Event of Default that has not been remedied or waived within (i) two Trading Days for an Event of Default occurring by the Company’s failure to comply with Section 3.2 of this Note, or (ii) 15 Trading Days for all other Events of Default; provided, however, that there shall be no cure period for an Event of Default described in Section 2.1(i) or 2.1(j), the Maker shall be obligated to pay to the Holder the Mandatory Default Amount, which Mandatory Default Amount shall be payable to the Holder on the date the Event of Default giving rise thereto occurs and shall be due and payable on the Maturity Date subject to prior conversion using the Mandatory Default Amount and the Default Conversion Price, (provided all payments shall be subject to the provisions of the Purchase Agreement with respect to the holders of the Other Notes). For this purpose, the Holder shall have the option to have the Default Conversion Price determined as of the date the Conversion Notice was given to the Maker, and it may use the Default Conversion Price during the Pricing Period.

(b)           Upon the occurrence of any Event of Default, the Maker shall, as promptly as possible but in any event within three Trading Days of the occurrence of such Event of Default, notify the Holder of the occurrence of such Event of Default, describing the event or factual situation giving rise to the Event of Default and specifying the relevant subsection or subsections of Section 2.1 hereof under which such Event of Default has occurred.

(c)          Subject to Section 2.2(a), the Holder may at any time at its option declare, by written notice to the Maker, the Mandatory Default Amount due and payable, and thereupon, the same shall be accelerated and so due and payable within two Trading Days of receipt of such notice; provided however that, within two Trading Days of receipt of such notice, the Maker shall be permitted to provide the Holder with evidence that the Default was cured within the required periods set forth in Section 2.2(a).

(d)          The provisions of Section 3.2(b) and (c) shall also apply upon any Events of Default relating to Conversion Shares in addition to the remedies under this Section 2.2.

ARTICLE 3

3.1          Conversion.

(a)         Conversion. At any time following the earlier of (i) the date of effectiveness of the first Resale Registration Statement covering the applicable Conversion Shares  or (ii) 12  months after the Original Issuance Date,  this Note shall be convertible (in whole or in part) at the option of the Holder into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) that portion of the outstanding Principal  that the Holder elects to convert (the “Conversion Amount”) by (y) the Conversion Price then in effect on the date on which the Holder delivers to the Maker a notice of conversion in substantially the form attached hereto as Exhibit A (the “Conversion Notice”) in accordance with Section 5.1. The Holder shall deliver this Note to the Maker at the address designated in the Purchase Agreement at such time that this Note is fully converted. With respect to partial conversions of this Note, the Maker shall keep written records of the amount of this Note converted as of the date of such conversion (each, a “Conversion Date”).

(b)          Conversion Price. The “Conversion Price” means $12.00 and shall be subject to adjustment as provided herein.

3.2          Delivery of Conversion Shares.

(a)        As soon as practicable after any conversion or payment of any amount due hereunder in the form of shares of Common Stock in accordance with this Note, and in any event within the Standard Settlement Period thereafter (such date, the “Share Delivery Date”), the Maker shall, at its expense, cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates evidencing the number of shares of fully paid and non-assessable Common Stock to which the Holder shall be entitled on such conversion or payment (the “Conversion Shares”), in the applicable denominations based on the applicable conversion or payment, which certificate or certificates shall be free of restrictive and trading legends (except for any such legends as may be required under the Securities Act).  In lieu of delivering physical certificates for the Common Stock issuable upon any conversion of this Note, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program or a similar program, upon request of the Holder, the Company shall cause its transfer agent to electronically transmit such Conversion Shares issuable upon conversion of this Note to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time periods herein as for stock certificates shall apply) as instructed by the Holder (or its designee).

(b)        Obligation Absolute.  The Company’s obligations to issue and deliver the Conversion Shares  upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares ; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder.  In the event the Holder of this Note shall elect to convert any or all of the outstanding Principal amount hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment.  In the absence of such injunction, the Company shall issue the Conversion Shares or, if applicable, cash, upon delivery of a Conversion Notice.

(c)         The Company’s Failure to Timely Convert. If the Company shall fail for any reason or for no reason, on or prior to the applicable Share Delivery Date, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, to issue and deliver to the Holder (or its designee) a certificate for the number of  Conversion Shares  to which the Holder is entitled and register such  Conversion Shares  on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of  Conversion Shares  to which the Holder is entitled upon the Holder’s conversion of this Note (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to the Holder, the Holder may by notice to  the Company elect to be paid in cash either (i) the amount of proceeds it would receive if it had been able to deliver the Conversion Shares on the Share Delivery Date or (ii) the Mandatory Default  Amount. If the Holder elects to use Section 3.2(c)(i), the sum it shall be paid as a consequence of a Conversion Failure shall be the product of (x) the number of Conversion Shares subject to the Conversion Failure times (y) the VWAP for the date on the Holder delivers a Conversion Notice.

(d)         Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from the Holder and any holders of Options or other Convertible Securities for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes, Options or other Convertible Securities submitted for conversion, the Company, subject to Section 3(d), shall first convert the entire Conversion Amount submitted for conversion on such date by the Holder, and shall thereafter convert from each holder of Options or other Convertible Securities electing to have Options or other Convertible Securities converted on such date (other than the Notes) a pro rata amount of such holder’s portion of its Options or other Convertible Securities submitted for conversion based on the aggregate number of shares of Common Stock issuable upon exercise (or conversion) of all Options or other Convertible Securities submitted for conversion on such date (not including the Notes).

3.3         Beneficial Ownership Limitation.  The Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note pursuant to the terms and conditions of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including, without limitation, the Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(d)(i).  For purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the conversion of this Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”).  If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3(d)(i), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported.  In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares.  Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Notes that is not an Attribution Party of the Holder.  For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.  No prior inability to convert this Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d)(i) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(d)(i) or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note
.

3.4          Adjustment of Conversion Price.

(a)         Until the Note has been paid in full or converted in full, the Conversion Price shall be subject to adjustment from time to time as follows (but shall not be increased, other than pursuant to a combination:

(i)         Adjustments for Stock Splits and Combinations.  If the Maker shall at any time or from time-to-time after the Original Issuance Date effect a split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Maker shall at any time or from time-to-time after the Original Issuance Date, combine the outstanding Common Stock into a lesser number of shares, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased.   Any adjustments under this Section 3.4(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)        Adjustments for Certain Dividends and Distributions.  If the Maker shall at any time or from time to time after the Closing Date (but whether before or after the Issuance Date) make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(1)        the numerator of which shall be the total number of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)         the denominator of which shall be the total number of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Stock issuable in payment of such dividend or distribution.

(iii)        Adjustment for Other Dividends and Distributions.  If the Maker shall at any time or from time to time after the Closing Date (but whether before or after the Issuance Date) make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder of this Note shall receive upon conversions thereof, in addition to the number of Common Stock receivable thereon, the number of securities of the Maker or other issuer (as applicable) or other property that it would have received had this Note been converted into Common Stock in full (without regard to any conversion limitations herein) on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period) or assets, giving application to all adjustments called for during such period under this Section 3.4(a)(iii) with respect to the rights of the holders of this Note; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(iv)        Adjustments for Reclassification, Exchange or Substitution.  If the Common Stock at any time or from time to time after the Closing Date (but whether before or after the Issuance Date) shall be changed to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 3.4(a)(i), (ii) and (iii) hereof, or a reorganization, merger, consolidation, or sale of assets provided for in Section 3.4(a)(v) hereof), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock or other securities or other property receivable upon reclassification, exchange, substitution or other change, by holders of the number of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)          Adjustment Due to Dilutive Issuance.  If, at any time when any Notes are issued and outstanding, the Company issues or sells, or in accordance with this Section 3.4(a)(v) hereof is deemed to have issued or sold, except for Common Stock issued in an Exempt Issuance (as defined in the Purchase Agreement), any Common Stock for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the amount of the consideration per share received by the Company in such Dilutive Issuance.

Except for Exempt Issuances, the Company shall be deemed to have issued or sold Common Stock if the Company in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which such Common Stock is issuable upon the exercise of such Options is less than the Conversion Price then in effect, then the Conversion Price shall be reduced to such price per share.  For purposes of the preceding sentence, the “price per share for which such Common Stock are issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable).  No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

Additionally, the Company shall be deemed to have issued or sold Common Stock if the Company in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than in an issuance in an Exempt Issuance), and the price per share for which such Common Stock is issuable upon such conversion or exchange is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share.  For the purposes of the preceding sentence, the “price per share for which such Common Stock are issuable upon such conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.  No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(vi)        Fractional Shares. If any adjustments to the Conversion Price under this Section 3.4 result in a fractional amount, the fractional amount rounded down to the nearest whole cent.

(vii)        Consideration for Stock.  In case any Common Stock or any Common Stock Equivalents shall be issued or sold:

(1)          in connection with any merger or consolidation in which the Maker is the surviving corporation (other than any consolidation or merger in which the previously outstanding Common Stock of the Maker shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Maker and approved by the Holders, of such portion of the assets and business of the non-surviving corporation as such Board of Directors may determine to be attributable to such Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

(2)         in the event of any consolidation or merger of the Maker in which the Maker is not the surviving corporation or in which the previously outstanding Common Stock of the Maker shall be changed into or exchanged for the stock or other securities of another corporation or other property, or in the event of any sale of all or substantially all of the assets of the Maker for stock or other securities or other property of any corporation, the Maker shall be deemed to have issued Common Stock, at a price per share equal to the valuation of the Maker’s Common Stock based on the actual exchange ratio on which the transaction was predicated, as applicable, and the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of Common Stock issuable upon conversion of the Note, the determination of the applicable Conversion Price or the number of Common Stock issuable upon conversion of the Note immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of Common Stock issuable upon conversion of the Note. In the event Common Stock are issued with other shares or securities or other assets of the Maker for consideration which covers both, the consideration computed as provided in this Section 3.4(a)(vii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Maker, and approved by the Holders.

(viii)     Record Date.  In case the Maker shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the Common Stock shall be deemed to be such record date.

(b)          No Impairment.  The Maker shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment. In the event the Holder shall elect to convert this Note as provided herein, the Maker cannot refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, violation of an agreement to which the Holder is a party or for any reason whatsoever, unless, an injunction from a court, or notice, restraining and or adjoining conversion of this Note shall have issued and the Maker posts a surety bond for the benefit of the Holder in an amount equal to 150% of the Principal of the Note which the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to the Holder (as liquidated damages) in the event it obtains judgment.

(c)          Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price or number of Common Stock issuable upon conversion of this Note pursuant to this Section 3.4, the Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Maker shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note. Notwithstanding the foregoing, the Maker shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(d)          Issue Taxes. The Maker shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Maker shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(e)          Fractional Shares. No fractional Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Maker shall pay cash equal such fractional shares multiplied by the Conversion Price then in effect.

(f)         Reservation of Common Stock. The Maker shall at all while this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock the Required Minimum of Common Stock (disregarding for this purpose any and all limitations of any kind on such conversion). The Maker shall, from time-to-time, increase the authorized number of Common Stock or take other effective action if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Maker’s obligations under this Section 3.4(f).

(g)          Regulatory Compliance.  If any Common Stock to be reserved for the purpose of conversion of this Note requires registration or listing with or approval of any governmental authority, national securities  exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Maker shall, at its sole cost and expense, in good faith and as expeditiously as possible, secure such registration, listing or approval, as the case may be.

3.5          Prepayment Following a Change of Control.

(a)          Mechanics of Prepayment at Option of Holder in Connection with a Change of Control.  No later than 15 days following the entry by the Company into an agreement for a Change of Control but in no event prior to the public announcement of such Change of Control, the Maker shall deliver written notice describing the entry into such agreement (“Notice of Change of Control”) to the Holder. Within 15 days after receipt of a Notice of Change of Control, the Holder may require the Maker to prepay, effective immediately prior to the consummation of such Change of Control, an amount equal to 102% of the outstanding principal amount of this Note (the “COC Repayment Price”), by delivering written notice thereof (“Notice of Prepayment at Option of Holder Upon Change of Control”) to the Maker, with such prepayment due in connection with but in no event prior to the closing of the Change of Control transaction.

(b)         Payment of COC Repayment Price.  Upon the Maker’s receipt of a Notice(s) of Prepayment at Option of Holder Upon Change of Control from the Holders, the Maker shall deliver the COC Repayment Price to the Holder immediately prior to the consummation of the Change of Control; provided, that the Holder’s original Note shall have been so delivered to the Maker, and, provided, further that all payments shall be subject to the provisions of the Purchase Agreement with respect to the holders of the Other Notes.]

3.6          Inability to Fully Convert.

(a)          Holder’s Option if Maker Cannot Fully Convert.  If, upon the Maker’s receipt of a Conversion Notice or as otherwise required under this Note, including with respect to repayment of Principal in Common Stock as permitted under this Note, the Maker cannot issue Common Stock for any reason, including, without limitation, because the Maker (x) does not have a sufficient number of shares of Common Stock authorized and available or (y) is otherwise prohibited by applicable law or by the rules or regulations of any national securities exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Maker or any of its securities from issuing all of the shares of Common Stock which are  to be issued to the Holder pursuant to this Note, then the Maker shall issue as many shares of Common Stock as it is able to issue and, with respect to the unconverted portion of this Note or with respect to any Common Stock not timely issued in accordance with this Note, the Holder, solely at Holder’s option, can elect to:

(i)        require the Maker to prepay that portion of this Note for which the Maker is unable to issue Common Stock or for which Common Stock were not timely issued (the “Mandatory Prepayment”) at a price equal to the number of  shares of Common Stock that the Maker is unable to issue multiplied by the VWAP on the date of the Conversion Notice (the “Mandatory Prepayment Price”) (provided all payments shall be subject to the provisions of the Purchase Agreement with respect to the holders of the Other Notes);

(ii)        void its Conversion Notice and retain or have returned, as the case may be, this Note that was to be converted pursuant to the Conversion Notice (provided that the Holder’s voiding its Conversion Notice shall not affect the Maker’s obligations to make any payments which have accrued prior to the date of such notice); or

(iii)        defer issuance of the applicable Conversion Shares until such time as the Maker can legally issue such shares; provided   that the Principal Amount underlying such Conversion Shares shall remain outstanding until the delivery of such Conversion Shares; and provided,  further, that if the Holder elects to defer the issuance of the Conversion Shares, it may exercise its rights under either clause (i) or (ii) above at any time prior to the issuance of the Conversion Shares upon two Trading Days’ notice to the Maker.

(b)          Mechanics of Fulfilling Holder’s Election.  The Maker shall immediately send to the Holder, upon receipt of a Conversion Notice from the Holder, which cannot be fully satisfied as described in Section 3.6(a) above, a notice of the Maker’s inability to fully satisfy the Conversion Notice (the “Inability to Fully Convert Notice”).  Such Inability to Fully Convert Notice shall indicate (i) the reason why the Maker is unable to fully satisfy the Holder’s Conversion Notice; and (ii) the amount of this Note which cannot be converted. The Holder shall notify the Maker of its election pursuant to Section 3.6(a) above by delivering written notice to the Maker (“Notice in Response to Inability to Convert”).

(c)         Payment of Mandatory Prepayment Price.  If the Holder shall elect to have its Note prepaid pursuant to Section 3.6(a)(i) above, the Maker shall pay the Mandatory Prepayment Price to the Holder within five  Trading Days of the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert; provided that prior to the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert the Maker has not delivered a notice to the Holder stating, to the satisfaction of the Holder, that the event or condition resulting in the Mandatory Prepayment has been cured and all Conversion Shares issuable to the Holder can and will be delivered to the Holder in accordance with the terms of this Note. If the Maker shall fail to pay the applicable Mandatory Prepayment Price to the Holder on the date that is two Trading Days following the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert, in addition to any remedy the Holder may have under this Note and the Purchase Agreement, such unpaid amount shall bear interest at the rate of two percent per month (prorated for partial months) until paid in full. Until the full Mandatory Prepayment Price is paid in full to the Holder, the Holder may (i) void the Mandatory Prepayment with respect to that portion of the Note for which the full Mandatory Prepayment Price has not been paid and (ii) receive back such Note.

(d)          No Rights as Shareholder.  Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder of the Company in respect of any meeting of shareholders for the election of directors of the Maker or of any other matter, or any other rights as a shareholder of the Maker.

ARTICLE 4

4.1          Covenants.  For so long as the Note is outstanding, without the prior written consent of the Holder:

(a)          Rank. All payments due under this Note shall rank senior to all other Indebtedness of the Company and its Subsidiaries, except for the Other Notes and the Additional Notes upon issuance.

(b)          Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee or assume any Indebtedness (other than (i) this Note, the Other Notes, and the Additional Notes upon issuance, and (ii) Permitted Indebtedness).

(c)          Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest, deed of trust, or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d)         Restricted Payments. Except as otherwise provided for in this Note, the Other Notes or the other Transaction Documents, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, prepay, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Note,  Other Notes, and Additional Notes) whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

(e)          Restriction on Prepayment and Cash Dividends. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, prepay, repurchase or declare or pay any cash dividend or distribution on any of its capital stock.

(f)          Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its Subsidiaries in the ordinary course of business consistent with its past practice, (ii) sales of inventory and products in the ordinary course of business, and (iii) sales of unwanted or obsolete assets.

(g)         Preservation of Existence, Etc.  The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its material Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(h)          Maintenance of Properties, Etc.  The Company shall maintain and preserve, and cause each of its material Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its material Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(i)          Maintenance of Intellectual Property. The Company will, and will cause each of its material Subsidiaries to, take all action necessary or advisable to maintain all of the rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor of the Company and/or any of its Subsidiaries, in each case that are necessary or material to the conduct of its business in full force and effect, except those that the loss of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(j)           Maintenance of Insurance.  The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(k)          Transactions with Affiliates.  The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

(l)            Use of Proceeds. The Maker shall use the proceeds of this Note as set forth in the Purchase Agreement.

(m)          Operation of Business.  The Company shall operate its business in the ordinary course consistent with past practices.

(n)          Compliance with Transaction Documents.  The Maker shall, and shall cause its Subsidiaries to, comply with its obligations under this Note and the other Transaction Documents.

(o)          Payment of Taxes, Etc.  The Maker shall, and shall cause each of its Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Maker and the Subsidiaries, except for such failures to pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Maker or such Subsidiaries shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Maker and such Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(p)         Variable Rate Transactions. The Company shall not enter into any Variable Rate Transactions except for an Equity Line Agreement with CF Principal Investments LLC or its Affiliates.

ARTICLE 5

5.1          Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 5.1 prior to 5:00 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 5.1 on a day that is not a Trading Day or later than 5:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (c) the Trading Day following the date of delivery to a carrier , if sent by U.S. nationally recognized overnight courier service next Trading Day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for notice shall be as set forth in the Purchase Agreement.

5.2         Governing Law.  This Note shall be governed by and construed in accordance with the Purchase Agreements. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

5.3          Headings.  Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

5.4          Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach would be inadequate. Therefore, the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of pleading and proving irreparable harm or lack of an adequate remedy at law and without any bond or other security being required.

5.5        Enforcement Expenses.  The Maker agrees to pay all costs and expenses of enforcement by the Holder of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

5.6          Binding Effect.  The obligations of the Maker set forth herein shall be binding upon its successors and assigns, whether or not such successors or assigns are permitted by the terms herein.

5.7         Amendments; Waivers.  No provision of this Note may be waived or amended except in a written instrument signed by the Company and the Holder. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of the Holder to exercise any right hereunder in any manner impair the exercise of any such right.

5.8         Compliance with Securities Laws.  The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note in violation of applicable securities laws. This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR OR THE MAKER TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”

5.9          Exclusive Jurisdiction; Venue. Any action, proceeding or claim arising out of, or relating in any way to, this Agreement shall be brought and enforced only as provided in the Purchase Agreement.

5.10        Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

5.11       Maker Waivers.  Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Note, and do hereby waive the right to a trial by jury.

5.12      Definitions. Capitalized terms used herein and not defined shall have the meanings set forth in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings.

(a)        “Additional Note” means the $5,000,000 Note the Maker is required to issue the Holder upon the Holder lending the Maker an additional $4,545,454 as required by Section 2.1(c ) of the Purchase Agreement and in an amount reflected on the Holder’s signature page to the Purchase Agreement and subject to its conditions.

(b)        “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(c)          “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act.  For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(d)         “Amortization Conversion Price” means a 7% discount to the lowest Selected VWAP over the 10 Trading Days immediately preceding the applicable Payment Date or other date of determinization.

(e)          “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

(f)           “COC Repayment Price” has the meaning contained in Section 3.6(a).

(g)           “Conversion Amount” has the meaning contained in Section 3.1(a).

(h)           “Conversion Date” has the meaning contained in Section 3.1(a).

(i)           “Conversion Failure” has the meaning contained in Section 3.2(c).

(j)           “Conversion Notice” has the meaning contained in Section 3.1(a).

(k)           “Conversion Price” has the meaning contained in Section 3.1(b).

(l)         “Conversion Shares” has the meaning contained in Section 3.2(a).  In this Note, the use of Common Stock shall also refer to Conversion shares unless otherwise apparent form the context.

(m)          “Convertible Securities” has the meaning contained in Section 3.4(v).

(n)           “Default Conversion Price” means the lower of (i) the Conversion Price, as adjusted, or (ii) 0.80 times the Market Price.

(o)           “Default Interest Payment Date” has the meaning contained in Section 1.2(c).

(p)           “DTC” has the meaning contained in Section 3.2(a).

(q)           “Equity Conditions” shall having the meaning as defined by the Purchase Agreement.

(r)           “Equity Interests” means any security other than Common Stock which is registered under Section 12(b) or 12(g) under the Exchange Act.

(s)           “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(t)         “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Note calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(u)           “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(v)           “Guarantor” refers to each Subsidiary of the Company including SpringBig, Inc.

(w)          “Inability to Fully Convert Notice” has the meaning contained in Section 3.6(b).

(x)         “Indebtedness” means: (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products; (c) all obligations or liabilities secured by a lien or encumbrance on any asset of the Maker, irrespective of whether such obligation or liability is assumed; and (d) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person.

(y)           “Interest” has the meaning contained in Section 1.2(a).

(z)           “Liens” has the meaning contained in Section 4.1(c).

(aa)         “Mandatory Default Amount” means an amount equal to 115% of the outstanding Principal Amount of this Note on the date on which the first Event of Default has occurred hereunder.

(bb)         “Mandatory Prepayment” and “Mandatory Prepayment Price” have the meaning contained in Section 3.6(a)(ii).

(cc)         “Market Price” means the Selected VWAP of the Common Stock on the principal Trading Market for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable date of determination.

(dd)         “Maturity Date” has the meaning contained on page 1 of this Note and is 24 months after the Original Issuance Date.

(ee)         “Maximum Percentage” has the meaning contained in Section 3.3.

(ff)          “Monthly Conversion Period” refers to the 10-day period used in the definition of Amortization Conversion Price. .

(gg)         “Monthly Conversion Price” has the meaning contained in Section 1.3(d).

(hh)         “Monthly Payment” has the meaning contained in Section 1.3(a).

(ii)          “Monthly Payment Adjustment Notice” has the meaning contained in Section 1.3.

(jj)          “Monthly Payment Notice” has the meaning contained in Section 1.3(d).

(kk)         “Note” means this Senior Secured Original Issue Discount Convertible Promissory Note;

(ll)          “Notice in Response to Inability to Convert” has the meaning contained in Section 3.6(b).

(mm)       “Notice of Change of Control” has the meaning contained in Section 3.6(a).

(nn)         “Notice of Prepayment at Option of Holder Upon Change of Control” has the meaning contained in Section 3.6(a).

(oo)         “Other Notes” has the meaning contained in Section 1.10.

(pp)         “Payment Date” has the meaning contained in Section 1.3(a).

(qq)       “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note, the Other Notes, the Additional Notes when issued, (ii) capitalized leases and purchase money security interests for purchases of equipment and assets used in the business in the ordinary course of business, and (iii) working capital credit line in an amount not to exceed $1,000,000 outstanding at any time.

(rr)          “Permitted Liens” means (i) any lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s Liens, mechanics’ Liens and other similar Liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens securing Permitted Indebtedness, and (v) incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, and (vii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under this Note.

(ss)          “Pricing Period” means the 10 Trading Days following the cure of an Event of Default as permitted by this Note.

(tt)          “Purchase Agreement” has the meaning contained in Section 1.1

(uu)         “Principal” means $11,000,000.

(vv)         “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(ww)       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(xx)         “Selected VWAP” means an actual daily VWAP selected by the Holder during any period of ten consecutive trading days.

(yy)         “Share Delivery Date” has the meaning contained in Section 3.2(a).

(zz)          “Standard Settlement Period” has the meaning contained in Section 2.1(e).

(aaa)        “Trading Day” means a day on which the Common Stock are traded on a Trading Market for at least 4.5 hours.

(bbb)      Trading Market” means any of the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, or the Nasdaq Global Market, or any successors of any of these exchanges on which the Common Stock is listed.

(ccc)        “Variable Rate Transactions” has the meaning contained in the Purchase Agreement.

(ddd)       “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock are then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock are traded on OTCQB or OTCQX , the volume weighted average sales price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Open Market” or successor operated by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent broker-dealer selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

SPRINGBIG HOLDINGS, INC.

By:	/s/ Paul Sykes
Name:	Paul Sykes
Title:	Chief Financial Officer

Signature Page to Note

EXHIBIT A

FORM OF CONVERSION NOTICE

(To be Executed by the Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Note No. ___ into shares of Common Stock of SpringBig Holdings, Inc. (the “Maker”) according to the conditions hereof, as of the date written below.

Date of Conversion:

Conversion Amount:

Conversion Price:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Conversion Date:

Number of shares of Common Stock to be issued:

[HOLDER]

By:
Name:
Title:
Address:

Exhibit A